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                                  EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the 1996 Equity Incentive Plan, Non-Plan Stock Options, 1996 Non-Employee Directors' Stock Option Plan and the Employee Stock Purchase Plan of Hot Topic, Inc. of our report dated March 19, 1996 (except as to the penultimate paragraph of Note 5, and the second, fifth, sixth and seventh paragraphs of Note 6, as to which the date is July 23, 1996) with respect to the financial statements of Hot Topic, Inc. included in the Registration Statement on Form SB-2 (No. 333-5054-LA) filed with the Securities and Exchange Commission.


                                                 ERNST & YOUNG LLP


San Diego, California
October 4, 1996